Anfield Enhanced Market ETF

ADDITIONAL INFORMATION (Unaudited)

April 30, 2026

Changes in and Disagreements with Accountants

On May 8, 2026, the Audit Committee of the Board of Trustees of Two Roads Shared Trust (the “Trust” or “registrant”), selected and appointed and recommended Cohen & Co, Ltd. (“Cohen”) as the Fund’s independent registered public accounting firm for the fiscal period ending April 30, 2026, in replacement of Deloitte & Touche LLP ("Deloitte"), who resigned from their position as the independent registered public accounting firm for the Fund effective May 8, 2026.

During the interim period from June 30, 2025 (the date the Fund commenced operations) through May 8, 2026, (i) the Fund did not consult or have any disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure (ii) there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

During the interim period from June 30, 2025 (the date the Fund commenced operations) through May 8, 2026, neither the registrant, nor anyone acting on its behalf, consulted with Cohen on behalf of the Fund regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the Fund’s financial statements, or any matter that was either: (i) the subject of a “disagreement,” as defined in Item 304(a)(1)(iv) of Regulation S-K and the instructions thereto; or (ii) a “reportable event,” as described in Item 304(a)(1)(v) of Regulation S-K.

July 9, 2026

Securities and Exchange Commission

Washington, D.C. 20549

Commissioners:

We have read Anfield Enhanced Market ETF’s statements included under Item 19(a)(4) of its Form N-CSR filed on July 9, 2026 and we agree with such statements concerning our firm made in paragraphs two and three. We have no basis to agree or disagree with the statements in paragraph one and four of Exhibit 19(a)(4).

Sincerely,

/s/ Deloitte & Touche LLP